                                                        Exhibit 99(a)(4)

LSB INDUSTRIES, INC.
Offer to Exchange
Shares of Common Stock
for
Outstanding
$3.25 Convertible Exchangeable Class C Preferred Stock,
Series 2
(CUSIP No. 502160500)

Pursuant to the Offer to Exchange dated February 9, 2007

The Exchange Offer will expire at 5:00 p.m., New York City time, on March 12, 2007, which we refer to as the Expiration Date, unless extended by us. You may revoke your tender at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To Brokers, Dealers, Commercial Banks, Trust Companies, Other Nominees and Depositary Trust Company Participants:

LSB Industries, Inc. (the “Company”) is offering to exchange shares of its common stock, $.10 par value per share (the “Common Stock”), subject to the procedures and limitations described in the Offer to Exchange dated February 9, 2007, and related Letter of Transmittal (the “Letter of Transmittal”), for any and all outstanding shares of Convertible Exchangeable Class C Preferred Stock, Series 2 (“Preferred Stock”).

For your information and for forwarding to your clients for whom you hold shares of Preferred Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange, dated February 9, 2007;

      2. The Letter of Transmittal including a substitute IRS Form W-9 for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender shares of Preferred Stock;

      3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (i) if certificates evidencing shares of Preferred Stock are not immediately available or (ii) if procedures for book-entry transfer cannot be completed prior to the expiration date or (iii) if time will not permit all required documents to reach UMB Bank, n.a., the Exchange Agent prior to the Expiration Date; and

      4. A letter which may be sent to your clients for whose accounts you hold shares of Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MARCH 12, 2007, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Exchange.

Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Exchange.

Very truly yours,

LSB INDUSTRIES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF LSB INDUSTRIES, INC., THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.